EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 30, 2013 with respect to the consolidated financial statements, financial statement schedules, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended June 30, 2013 of Alpha and Omega Semiconductor Limited, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports

/s/ GRANT THORNTON LLP

San Jose, California
August 30, 2013